Exhibit 99.1

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952.937.4000
Fax 952.937.4515

News Release

FOR IMMEDIATE RELEASE	For more information, contact:
April 24, 2017	Brian Ross
Corporate Controller
952.937.4000

MTS SYSTEMS ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

EDEN PRAIRIE, MN, April 24, 2017 — MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of high-performance test systems and sensors, today announced the appointment of    Brian Ross, currently MTS Systems Corporate Controller, as Senior Vice President and Chief Financial Officer for the company, effective May 12, 2017.  Mr. Ross will replace Jeff Oldenkamp who is resigning from the company to pursue other opportunities.

Brian Ross has over seventeen years of financial leadership experience and a proven track record of success in global finance organizations.  Prior to joining MTS Systems as Corporate Controller in 2014, Mr. Ross was the Director of Financial Planning and Analysis at Digi International Inc. (NASDAQ: DGII), where he gained valuable experience ranging from strategic planning and acquisitions to operational execution and internal control.   Earlier in his career, Brian served as  Controller at Restore Medical, following a seven year tenure at PricewaterhouseCoopers.  A native of Iowa, Mr. Ross holds a BA in Accounting from the University of Northern Iowa, and is a licensed CPA (inactive) in Minnesota.

In a statement from Dr. Jeffrey Graves, President and Chief Executive Officer of MTS, he said, “On behalf of our Board of Directors and the Management Team, I want to thank Jeff Oldenkamp for his many contributions to MTS over his tenure, and wish him the best in his future pursuits.  Looking to the future, we are very pleased to announce Brian Ross as our new Chief Financial Officer.  Since joining the Company in 2014, Brian has become recognized as a key finance leader across the organization, having gained valuable experience in working with our complex, global Test business, and in the expansion of our Sensor business through the acquisition of PCB last year.    I am confident that he will play a key leadership role for MTS as we fully integrate PCB and focus on the achievement of our long-term goals of earnings acceleration and strong returns on invested capital.”

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’s high-performance sensors provide controls for a variety of applications measuring motion, pressure, position, force and sound. MTS had 3,500 employees as of October 1, 2016 and revenue of $650 million for the fiscal year ended October 1, 2016. Additional information on MTS can be found at www.mts.com.

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